Exhibit 10.76

May 7, 2004

VIA PERSONAL DELIVERY

Stephen N. Rosenfield

C/o InterMune, Inc.

3280 Bayshore Blvd.

Brisbane, CA 94005

Re:                             Separation and Consulting Agreement

Dear Stephen:

This letter agreement sets forth the substance of the separation and consulting arrangement (the “Agreement”) that INTERMUNE, INC. (the “Company”) is offering to you in connection with your resignation.

1.                                      Separation.  Your last day of employment with the Company will be May 31, 2004 (the “Separation Date”).

2.                                      Accrued Salary and Paid Time Off.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3.                                      Severance Benefits.  Under your offer letter with the Company, dated March 3, 2000 (the “Offer Letter”), in the event of the termination of your employment other than for cause, you are entitled to receive continuation of salary for six (6) months following your termination date.  In further consideration of the terms of this Agreement, the Company has decided to extend this benefit by continuing your 2004 base salary for a total of one (1) year (including the six (6) months referenced in the previous sentence) after the Separation Date.  Thus, the Company will pay you a total severance amount equal to Two Hundred Sixty-Nine Thousand Eight Hundred Sixty-Eight Dollars ($269,868), less standard withholdings (the ”Severance”).  This Severance will be paid in 24 equal semi-monthly payments over the one-year period, starting on the Company’s first regularly-scheduled pay date following the Separation Date (“the Severance Period”).

4.                                      Health Insurance.  In further consideration of the terms of this Agreement, after the Separation Date, the Company will pay you the cash equivalent of the premiums necessary for health, dental and vision insurance coverage through the earlier of (a) the end of the Severance Period, or (b) your employment start date with another employer that provides group health, dental and vision insurance.  Such payments will be in addition to the Severance and will be subject to standard withholdings.  You agree that within two days of the date that you become employed with any third party that provides such health, dental and vision insurance coverage, you shall send a written notice and make a telephonic communication to the Company’s Senior Vice President, Human Resources of such employment.  The payment set forth in this Section 4 is in lieu of the six (6) months of benefits continuation provided in your Offer Letter.  You may, of course, use the payment set forth in this Section 4 to purchase COBRA continuation coverage of any component(s) of the Company’s health, dental and/or vision plans.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, to the extent that you are not employed by a third party at the termination of the benefits continuation under this Section 4, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

5.                                      Consulting.  In partial consideration for the Severance described above, from June 1, 2004, through and until May 31, 2005 (the ”Consulting Period”), you agree to assist and provide legal support services to the Company reporting directly and only to the Chief Executive Officer of the Company (“CEO”), as requested by the CEO, for eight (8) to ten (10) hours (not including local travel time) per month, with no additional compensation.  In addition, to the extent you are called upon to serve as a percipient witness in any pending litigation against InterMune, the Company will compensate you at the rate of $250.00 per hour for time spent in that capacity (e.g., in preparing to be deposed or in deposition).  You will also be reimbursed for reasonable out-of-pocket expenses paid by you in performance of your services for the Company (including high-speed Internet and fax lines to your home), provided that such expenses are incurred, documented and submitted in accordance with the Company’s standard expense reimbursement policy (i.e., you will be entitled to reimbursement for expenses if such expenses are permitted under and submitted pursuant to the Company’s standard reimbursement policy for employees).  You agree to perform the services in a timely and professional manner consistent with industry standards, and at a location, place and time that you and the Company mutually deem appropriate.  The Company will make its facilities and equipment available to you when necessary.

During the Consulting Period, you will be retained by the Company as an independent contractor and not as an employee of the Company or in any other capacity.  You will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of services under this

Section 5, and you agree to indemnify and defend the Company against any and all such taxes and contributions, including without limitation penalties and interest.  The Company represents that its comprehensive general liability insurance policy applies to your consulting assistance and that you shall not be responsible to pay any deductible or retention amount under such insurance policy.  Throughout the Consulting Period and thereafter, you will remain free to pursue and engage in any and all legally permissible activities, including, without limitation, other consulting opportunities and employment; provided, however, you may not render any services as an employee, consultant or otherwise to any individual or entity that breach any of the other obligations (to the extent applicable to you) otherwise set forth in the Proprietary Information and Inventions Agreement described in Section 10 hereof.

6.                                      Stock Options.  You were granted options to purchase shares of the Company’s common stock (“Options”), pursuant to the governing Stock Option Agreements, the Company’s 1999 Equity Incentive Plan and the Company’s 2000 Equity Incentive Plan (collectively, the “Plan Documents”).  As of your Separation Date, you have a total of 171,248 vested Options, of which you have early exercised (purchased) 61,115 Options granted to you on March 6, 2000.

In further consideration of your acceptance of this Agreement, as set forth on Exhibit A, the Company will waive any right to repurchase as to 18,519 unvested Options (ISOs) granted to you on March 6, 2000, that you have early exercised, and will accelerate the vesting of those Options to your Separation Date.  Also as set forth on Exhibit A, the Company will accelerate vesting of (a) 4,815 unvested Options granted to you on March 6, 2000, (b) 5,000 unvested Options (625 ISOs and 4,325 NQs) granted to you on March 6, 2001, and (c) 18,750 (7,112 ISOs and 11,638 NQs) unvested Options granted to you on March 5, 2003, that you have not exercised as of your Separation Date.  You agree to return to the Company, as of your Separation Date, 23,332 vested Options (NQs) granted to you by the Company on February 12, 2002.  You understand that all other unvested Options, i.e., 834 ISOs and 15,834 NQs granted to you by the Company on February 12, 2002, will be forfeited as of your Separation Date.

The option acceleration and lapse of repurchase right set forth in this Section 6 are provided in lieu of the six (6) months of continued vesting provided in your Offer Letter.  Any and all of your unexercised and vested options must be exercised by 5:00 p.m. on May 31, 2005, and any options that are not exercised by 5:00 p.m. on the May 31, 2005 shall expire and terminate.  You acknowledge that any options exercised after the Separation Date may lose “incentive stock option” status under Internal Revenue Code and agree to consult your tax advisor concerning the status of such options.

7.                                      Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

8.                                      Expense Reimbursements.  Within thirty (30) days of the Separation Date, you will have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

9.                                      Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Notwithstanding the above, you and the Company acknowledge that you may retain your archived Company computer files throughout the Consulting Period.  You agree to return to the Company all copies of all documents in that archive, whether in paper or electronic form, immediately at the end of the Consulting Period.

10.                               Proprietary Information Obligations.  During and after your employment and your consulting relationship with the Company, you acknowledge and will abide by all of your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligation not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.

11.                               Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

12.                               Nondisparagement.  You agree not to disparage the Company or its officers, directors, employees, stockholders and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation.  The Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business reputation, or personal reputation.  Notwithstanding the foregoing, it shall not violate the provisions of this Section 12 for you or the Company to respond accurately and fully to any question, inquiry, or request for information when required by legal process.

13.                               Indemnity.  The Company hereby agrees to hold harmless and indemnify you to the fullest extent authorized or permitted by the provisions of the Company’s Bylaws and the Delaware General Corporation Law, as the same may be amended from time to time, against all losses, liabilities, damages and expenses (including reasonable attorney fees and costs) (collectively, “Losses”) that you may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any party against you and arising out of or relating to your services as an employee of the Company prior to the date hereof and as a consultant during the Consulting Period. This indemnity shall continue after the Effective Date so long as you shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of your services as an employee or consultant of the Company.

14.                               Cooperation.  You agree to assist the Company in every proper way with any pending or threatened litigation in which you may have factual knowledge relevant to the matter.  You agree to assist the Company by attending meetings, preparing and signing affidavits, attending informal interviews, providing deposition or trial testimony, and other similar acts as requested by the Company.  You acknowledge and agree that you are expected only to provide truthful and accurate information and testimony in connection with your obligations as set forth in this Section 14.  You further agree to assist the Company with any transitional matters relating to the termination of your employment by making yourself available by telephone as reasonably requested by the Company.

15.                               Release.

(a)                                  Release by You.  In exchange for the benefits you are receiving under the terms of this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment, or your consulting arrangement with the Company; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment & Housing Act.

(b)                                 Release by the Company.  In exchange for the consideration under this Agreement, the Company hereby generally and completely releases you of and from any and all claims or potential claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions that arose within the course and scope of your employment, prior to or on the date you sign this Agreement and during the Consulting Period.  Notwithstanding the release in the preceding sentence, the Company is not waiving its rights to enforce the provisions of this Agreement.

16.                               Waiver Of Unknown Claims.  In giving its release, which includes claims that may be unknown to a party to this agreement at present, each party acknowledges that he or it has read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Each party expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the party’s release of claims herein, including but not limited to the party’s release of any unknown or unsuspected claims he or it may have against the other party.

17.                               ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled.  You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (“Effective Date”).

18.                               Arbitration.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement (with the sole exception of disputes involving enforcement of the Proprietary Information and Inventions Agreement), you and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum).  Any arbitration proceeding pursuant to this Agreement shall be conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-existing JAMS rules.  The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys’ fees, arbitration expenses and other recoverable costs incurred in connection with such arbitration proceeding.  Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration.

19.                               Miscellaneous.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  By way of clarification, this Agreement supersedes your Offer Letter and all terms and conditions thereof.  This Agreement shall not, however, supercede your Indemnity Agreement with the Company, and such Indemnity Agreement shall continue in full force and effect pursuant to the terms and conditions thereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the originals of both to me.

I wish you good luck in your future endeavors.

Sincerely,

INTERMUNE, INC.

By:	/s/ Dan Welch
Dan Welch
Chief Executive Officer

Date:	5-7-04

Exhibit A – Stock Options Chart

Exhibit B - Proprietary Information and Inventions Agreement

ACCEPTED AND AGREED:

/s/ Stephen N. Rosenfield
Stephen N. Rosenfield

Date:	5/7/04

EXHIBIT A

OPTIONS

Option Date	ISO or NQ	# Options Vested as of 5/31/2004	# Options Accelerated as of 5/31/2004	Exercise Price ($)
3/6/2000	ISO	92,951	18,519	4.5000
3/6/2000	NQ	24,075	4,815	4.5000
3/6/2001	ISO	0	625	25.0000
3/6/2001	NQ	25,000	4,375	25.0000
2/12/2002	ISO	0	0	43.6600
2/12/2002	NQ	23,332	0	43.6600
3/5/2003	ISO	0	7,112	18.7000
3/5/2003	NQ	6,250	11,638	18.7000
	TOTALS:	171,248	47,084

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

INTERMUNE PHARMACEUTICALS, INC

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by INTERMUNE PHARMACEUTICALS, INC, (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                                      NONDISCLOSURE

1.1                        Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2                        Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information”  includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3                       Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4                       No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                      ASSIGNMENT OF INVENTIONS.

2.1                               Proprietary Rights, The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                              Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior

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to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated.  Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3                                  Assignment of Inventions.  Subject to Sections 2.4, and 2,6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4                        Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”), I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5                            Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6                            Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7                            Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8                            Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and

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deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                                  RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.                                  ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company, I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5.                                       NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.                                     RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.                                  LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.                                  NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.                                  NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company,

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I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.1                      Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2                      Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3                      Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4                     Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5                      Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6                      Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7                      Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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This Agreement shall be effective as of the first day of my employment with the Company, namely; March 4, 2000.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

/s/ Stephen N. Rosenfield
(Signature)

Stephen N. Rosenfield
(Printed Name)

Address:	284 Wawona Street
San Francisco, CA 94127

Dated:	3/4/00

ACCEPTED AND AGREED TO:

INTERMUNE PHARMACEUTICALS, INC.

By:	/s/ M. Ono
Title:	Senior Manager, HR

Address:	3294 West Bayshore Road Palo Alto, CA 94303

Dated:	3/4/00

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.                                 Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.                                 Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

	By:	/s/ Stephen N. Rosenfield
(PRINTED NAME OF EMPLOYEE)

	Date:	3/4/00

WITNESSED BY:

/s/ [ILLEGIBLE]
(PRINTED NAME OF REPRESENTATIVE)

A-1

EXHIBIT B

TO:	INTERMUNE PHARMACEUTICALS, INC.

FROM:	Stephen N. Rosenfield

DATE:	3/4/00

SUBJECT:  Previous Inventions

1.                                       Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by INTERMUNE PHARMACEUTICALS, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒           No inventions or improvements.

☐           See below:

☐                      Additional sheets attached.

2.                                         Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                                    Additional sheets attached.